Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2006 on our audits of the consolidated financial statements of Derma Sciences, Inc. and Subsidiaries as of December 31, 2005 and 2004 and for the years then ended, which report appears in the Annual Report on Form 10-KSB of Derma Sciences, Inc. and Subsidiaries for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
October 30, 2006